UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

STARENT NETWORKS, CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33511	04-3527533
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 International Place Tewksbury, MA	01876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 851-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, Starent Networks, Corp., a Delaware corporation (“Starent”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 12, 2009, among Starent, Cisco Systems, Inc., a California corporation (“Cisco”), and Barcelona Acquisition Corp. (“Barcelona”), a Delaware corporation and wholly-owned subsidiary of Cisco. On December 11, 2009, Starent received stockholder approval to adopt the Merger Agreement. On December 18, 2009, in accordance with the Merger Agreement and the Delaware General Corporation Law, Barcelona merged with and into Starent (the “Merger”), with Starent continuing as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Cisco.

On December 18, 2009, Starent notified the Nasdaq Global Select Market (“Nasdaq”) of the consummation of the Merger and requested that trading in Starent’s common stock, par value $0.001 per share (the “Common Stock”), be suspended and that the Common Stock be withdrawn from listing on Nasdaq as of the close of market on December 18, 2009. Nasdaq has filed with the Securities and Exchange Commission (“SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25 to delist and deregister the Common Stock. As a result, the Common Stock will no longer be listed on Nasdaq. Starent will file a Form 15 with the SEC to deregister the Common Stock under Sections 12(b) and 12(g) of the Exchange Act and to suspend the reporting obligations of Starent under Sections 13 and 15(d) of the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders.

Under the terms of the Merger Agreement, each share of Common Stock outstanding immediately prior to the effective time of the Merger, subject to certain exceptions described in the Merger Agreement, was converted into the right to receive $35.00 in cash, less any applicable withholding tax. In addition, holders of shares of Common Stock that are subject to vesting will only be entitled to receive merger consideration for such shares if and to the extent vesting conditions are met following the Merger. Outstanding Starent stock awards under Starent’s 2007 Stock Incentive Plan held by employees whose employment continued after the Merger, and all outstanding stock awards under Starent’s 2000 Stock Incentive Plan, were assumed by Cisco with the same terms and conditions (including vesting) except that Cisco shares were substituted for Starent shares and the applicable share numbers and exercise prices were appropriately adjusted. All other stock awards under Starent’s 2007 Stock Incentive Plan were cancelled in the Merger, and the holders thereof were entitled to receive a cash payment from Cisco in an amount equal to the number of shares vested under the awards multiplied by an amount equal to $35.00 less any applicable exercise price and withholding tax.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement. A copy of the Merger Agreement was attached as Exhibit 2.1 to Starent’s Current Report on Form 8-K filed with the SEC on October 14, 2009.

Item 5.01.	Changes in Control of Registrant.

The information disclosed in Items 3.01 and 3.03 is hereby incorporated by reference.

Upon the effective time of the Merger, (i) Starent became a wholly-owned subsidiary of Cisco and (ii) the directors and officers of Barcelona immediately prior to the effective time of the Merger became the directors and officers of Starent. The aggregate consideration paid in connection with the Merger was approximately $2.9 billion, which amount was funded from cash on hand.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Upon the effective time of the Merger, pursuant to the Merger Agreement, (i) Starent’s restated certificate of incorporation was amended in its entirety to be identical to the amended and restated certificate of incorporation attached to the certificate of merger used to effectuate the Merger and (ii) the bylaws of Barcelona became the bylaws of Starent, except that the name of the corporation set forth therein was changed to “Starent Networks, Corp.” Copies of Starent’s restated certificate of incorporation and bylaws are attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

Item 8.01.	Other Events.

On December 18, 2009, Cisco issued a press release announcing that the parties had consummated the Merger. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARENT NETWORKS, CORP.

Date: December 22, 2009	By:	/S/ MARK GORMAN
Mark Gorman
President/CEO and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Starent Networks, Corp.

3.2	Amended and Restated Bylaws of Starent Networks, Corp.

99.1	Press Release, dated December 18, 2009